EXHIBIT (j)(2)
Consent of Independent Registered Public Accounting Firm
The Board of Trustees
BB&T Variable Insurance Funds:
We consent to the use of our report, incorporated herein by reference, dated February 22, 2008, with respect to the financial statements of BB&T Variable Insurance Funds- BB&T Large Cap VIF, BB&T Mid Cap Growth VIF, BB&T Capital Manager Equity VIF, BB&T Special Opportunities Equity VIF, and BB&T Total Return Bond VIF, as of December 31, 2007 and to the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Custodian” in the Statement of Additional Information.
/s/ KPMG LLP
Philadelphia, Pennsylvania
April 21, 2008